FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE is made as of this 27th day of January, 2020, by and between Wells Hubbard Limited Partnership, an Illinois limited partnership ("Landlord") and Curo Management LLC, a Nevada limited liability company, whose name was changed from Tiger Financial Management LLC with the Nevada Secretary of State on May 11, 2016 ("Tenant").
WITNESSETH:
WHEREAS, Landlord and Tenant entered into a written lease dated September 18, 2015, (the "Lease") for Suite 800 and the existing private lobby and elevator at 200 West Hubbard Street, Chicago, Illinois (the "Current Premises") in the Building; and
WHEREAS, Landlord and Tenant have agreed to expand the leased premises to include, in addition to the Current Premises, the entire seventh floor of the Building (the "Expansion Premises") on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, Landlord and Tenant hereby agree as follows:
1.Expansion Premises. Landlord and Tenant agree that beginning as of November 1, 2020 (the "Expansion Premises Commencement Date"), Tenant will also lease the Expansion Premises containing approximately 12,313 rentable square feet on the seventh floor as shown on Exhibit A attached hereto. Therefore, as of the Expansion Premises Commencement Date, the term "Premises" shall mean the Current Premises and the Expansion Premises, unless the context requires otherwise. Tenant shall pay Base Rent and Tenant's Proportionate Share for the Expansion Premises as set forth in this First Amendment. The Term of the Lease with respect to the Expansion Premises shall expire on July 31, 2032 (the "Expansion Premises Expiration Date"), unless earlier terminated or extended in accordance with this First Amendment and the Lease.
2.Improvements. Tenant agrees to accept the Expansion Premises in its "AS IS" condition on the Expansion Premises Commencement Date and acknowledges that, except as specifically set forth herein, no representations as to the repair of the Expansion Premises, nor promises to alter, remodel or improve the Expansion Premises have been made by Landlord except that, at Landlord's cost, Landlord agrees after the Expansion Premises Commencement Date to (i) demolish all existing conditions (excluding the restrooms); (ii) complete any modifications to ensure that Tenant's private elevator serves the Expansion Premises in addition to the Current Premises, and (iii) replace existing double doors on the north side of the Expansion Premises (closest to the Building's main passenger elevator), similar to the doors recently replaced on the eighth floor, and, if necessary, make repairs to the entry door located in the southwest corner stairwell (similar to the repairs made on the eighth floor door in the same location). The taking of possession by Tenant shall be deemed conclusively to establish that the Expansion Premises is in good and satisfactory condition as of when possession was so taken.

3.Intercom System. Landlord shall furnish and install a new intercom system for the benefit of the private entrance to the Current Premises after (i) Landlord identifies a system that satisfies Landlord's requirements, and (ii) Tenant approves such system, which approval shall not to be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, Tenant may identify its own new intercom system for the benefit of the private entrance to the Current Premises, which shall be reasonably approved and installed by Landlord at its cost; provided, however, that Landlord's obligation to cover such cost shall be equal to an amount that is equal to or less than the cost of the intercom system identified by Landlord.

4.Tenant Improvements. Notwithstanding anything contained in the Lease to the contrary, Tenant shall perform Tenant's Work in the Expansion Premises in accordance with the applicable terms of the Lease and the Workletter attached thereto as Exhibit C. Landlord shall abate Base Rent for the Expansion Premises only on a dollar-for-dollar basis against Tenant's Allowance for the Expansion Premises as set forth in Paragraph 4 of this First Amendment. Such abatement shall be equal to the lesser amount of: (i) all actual, out of pocket amounts spent by Tenant on Tenant's Work in the Expansion Premises, and (ii) Tenant's Allowance for the Expansion Premises based on the rentable square footage of the Expansion Premises under construction during Tenant's Work in the Expansion Premises. Such credit against Base Rent for the Expansion Premises only for Tenant's Work in the Expansion Premises shall be applied to the Base Rent for the Expansion Premises only after the initial three (3) months of Base Rent abatement set forth in Paragraph 6 of this First Amendment. Any remaining Tenant's Allowance not earmarked for Tenant's Work before January 1, 2023 shall be forfeited by Tenant; provided, however, that Tenant may extend the date by which it must earmark such funds for up to one (1) additional year (meaning by January 1, 2024) by giving Landlord written notice no later than October 3, 2022 of Tenant's desire to extend such date. Any unused portion of the Tenant's Allowance for the Expansion Premises may be applied to additional Tenant's Work in the Expansion Premises, provided that any and all Tenant's Work in the Expansion Premises commences no later than January 1, 2023, unless Tenant timely extends such date in accordance with the immediately preceding sentence. The foregoing abatement against Base Rent for the Expansion Premises only shall be applied to such Base Rent beginning on the first day of the month after Tenant commences demolition during Tenant's Work in the Expansion Premises described above. The foregoing notwithstanding, Tenant must provide Landlord with copies of fully paid invoices, final lien waivers and other documentation requested by and acceptable to Landlord if Tenant seeks to abate expenses against any unused Tenant Allowance where Tenant uses a contractor for services other than UI (as defined in Paragraph 5 below), provided that Landlord approves of such contractor in advance and further provided that such contractor provides Tenant with services outside of Ul's scope of work.

3.Tenant Improvement Allowance. Landlord shall pay the cost of Tenant's Work in the Expansion Premises up to but not in excess of an amount equal to $1,000,431.25 (which is equal to $81.25 per square foot of rentable area in the Expansion Premises) ("Tenant's Allowance") to be credited against Base Rent for the Expansion Premises only in accordance with Paragraph 3 above. Urban Innovations Ltd. ("UI") shall be the general contractor. UI will competitively bid all work to multiple subcontractors and will provide all bids in an -open book" manner to Tenant. Tenant's Allowance for Tenant's Work in the Expansion Premises shall be applied to hard construction costs (including tele/data cabling, architectural and permit fees). Tenant shall have the right to review and approve all bids prior to awarding any contracts for Tenant's Work in the Expansion Premises. Such Tenant approval shall not be unreasonably withheld, conditioned or delayed. There shall be no Landlord-related supervisory costs associated with Tenant's Work in the Expansion Premises. Landlord shall use commercially reasonable efforts to cooperate with Tenant in order to procure all required permits and approvals for Tenant's Work in the Expansion Premises. In addition to the Tenant's Allowance for Tenant's Work in the Expansion Premises, Landlord shall pay Tenant's architect to complete one (1) space plan and one (1) revision thereto in an amount equal to $1,846.95 (which is equal to $0.15 per rentable square foot of the Expansion Premises).
6.Extension of the Current Premises' Term. The Term of the Lease with respect to both the Current Premises and Expansion Premises shall be coterminous. Notwithstanding any contrary provisions of the Lease, the Term of the Lease with respect to the Current Premises shall be extended until the Expansion Premises Expiration Date (the "Extended Term"), unless sooner terminated or extended in accordance with this First Amendment or the Lease, or both. Tenant shall continue to pay Base Rent and Tenant's Proportionate Share for the Current Premises as set forth in the Lease through and inclusive of the current expiration date of the Term for the Current Premises (meaning January 31, 2026). Thereafter, Tenant shall pay Base Rent and Tenant's Proportionate Share for the Current Premises during the Extended Term as set forth in Paragraph 9 below. The Base Year for the Current Premises and Tenant's Proportionate Share for the Current Premises shall remain unchanged by this First Amendment. Tenant shall pay Base Rent and Tenant's Proportionate Share for the Expansion Premises for the period commencing upon the Expansion Premises Commencement Date during the Extended Term as set forth below in Paragraph 6 below.
7.Base Rent for the Expansion Premises. Tenant shall pay as Base Rent for the Expansion Premises commencing upon the Expansion Premises Commencement Date and during the Extended Term in the following amounts:
Period    Annualized Base Rent    Monthly Base Rent

11/1/20-1/31/21	$0.00	$0.00
2/1/21-10/31/21	$492,520.00	$41,043.33
11/1/21-10/31/22	$502,370.40	$41,864.20
11/1/22-10/31/23	$512,417.81	$42,701.48
11/1/23-10/31/24	$522,666.16	$43,555.51
11/1/24-10/31/25	$533,119.49	$44,426.62
11/1/25-10/31/26	$543,781.88	$45,315.16
11/1/26-10/31/27	$554,657.51	$46,221.46
11/1/27-10/31/28	$565,750.67	$47,145.89
11/1/28-10/31/29	$577,065.68	$48,088.81
11/1/29-10/31/30	$588,606.99	$49,050.58
11/1/30-10/31/31	$600,379.13	$50,031.59
11/1/31-7/31/32	$612,386.71	$51,032.23

8.Tenant's Proportionate Share and Base Year. As used in the Lease, "Tenant's
Proportionate Share" of Operating Costs and Taxes shall mean, with respect to the Expansion Premises, the following:
3

Tenant's Proportionate Share: 12.81% (The percentage calculated by dividing the Rentable Area of the Expansion Premises by the Rentable Area of the Building, which is 96,130 Square Feet).
"Base Year" shall mean 2021.
9.Security Deposit. Tenant's Security Deposit shall remain $73,716.16 for the
Extended Term.
10.Base Rent for the Current Premises. Tenant shall pay as Base Rent for the Current Premises commencing upon February 1, 2026, and during the Extended Term in the following amounts:

Period	Annualized Base Rent	Monthly Base Rent
2/1/26-1/31/27	$493,349.01	$41,112.42
2/1/27-1/31/28	$503,215.99	$41,934.67
2/1/28-1/31/29	$513,280.31	$42,773.36
2/1/29-1/31/30	$523,545.92	$43,628.83
2/1/30-1/31/31	$534,016.83	$44,501.40
2/1/31-1/31/32	$544,697.17	$45,391.43
2/1/32-7/31/32	$555,591.11	$46,299.26

11.Option to Renew. Article XXVI of the Lease is hereby deleted in its entirety and replaced with the following:
"Provided (a) the Lease is in full force and effect, (b) no event of default by Tenant exists at the time of notification or commencement, (c) neither the Premises nor any part thereof are being sublet (except to Permitted Transferees and parties approved by Landlord), (d) the Lease has not been assigned (except to Permitted Transferees and parties approved by Landlord), (e) Tenant or a party approved by Landlord is an occupant of the Building under this Lease and intends to continue to use the Premises itself, and (f) that both at the time of notification and commencement there has been no material adverse change in the financial condition of the Tenant or a party approved by Landlord as reasonably determined by Landlord, Tenant shall have one (1) option to renew the Lease for five (5) years (the "Renewal Term") by notice in writing delivered to Landlord not less than twelve (12) months prior to the expiration of the then current term of the Lease. All of the covenants, conditions and provisions of the Lease shall be applicable to the Renewal Term, except that the Annual and Monthly Base Rent shall be adjusted to reflect the current fair market rental for the Premises as of the date the Renewal Term is to commence for a top floor premises with similar views and amenities, private entrance and private access. Landlord shall advise Tenant of the new monthly rental for the Renewal Term within thirty (30) days after a request therefor from Tenant; Landlord's notification of the new rental may include an escalation provision to provide for a change in the fair market rental between the time of notification and the commencement of the Renewal Term. In no event shall the Annual and Monthly Base Rent be subject to determination or modification by any person, entity, court or authority other than as expressly set forth herein and in no event shall the Annual and Monthly Base Rent for the Renewal Term be less than the monthly rental during the last year of the then expiring term."
12.    Rights Of First Offer. Article XXVII of the Lease is hereby deleted in its entirety.
13.Broker's Commission. Landlord and Tenant hereby represent and warrant to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Urban Innovations, Ltd. who represented Landlord in the negotiating or making of this First Amendment for the Expansion Premises, and Landlord and Tenant hereby agree to indemnify and hold the other party, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys' fees and costs, incurred by such party in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Expansion Premises or claiming to have caused Tenant to enter into this First Amendment, except as disclosed hereinabove. Except as disclosed in this Paragraph, Landlord and Tenant hereby represent and warrant to the other that neither Landlord nor Tenant have entered into any commission arrangement with any broker for the Expansion Premises. Landlord hereby acknowledges and agrees that any commissions owed for the Current Premises are solely Landlord's responsibility.
14.Terms of Lease. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Lease.
15.Incorporation of the Lease. Except as otherwise amended hereby, the terms and covenants of the Lease remain in full force and effect and the parties hereto, by execution of this First Amendment to Lease, ratify and confirm same.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment by their duly authorized representatives as of the day and year first above written.
TENANT:        LANDLORD:
Curo Management LLC, a Nevada limited    Wells Hubbard Limited Partnership
liability company
By: Wells Hubbard L.L.C., its general partner
By: Urban Innovations, Ltd., its sole member

By: ___________________________________ By:

Title
GUARANTOR:
Curo Intermediate Holdings Corp., a Delaware corporation, whose name was changed from Speedy Cash Intermediate Holdings Corp. with the Delaware Secretary of State on May 11,
2016
By:
Title:
Guarantor hereby executes this First Amendment to acknowledge and restate its liabilities and obligations under that certain Guaranty dated September 18, 2015, and to further acknowledge that such Guaranty shall apply during the Extended Term to both the Current Premises and Expansion Premises notwithstanding anything in the Lease or the Guaranty to the contrary.